Global Med Technologies®, Inc. Delivers Record Q4* and Year End Revenues and Profits

Q4 and Year End Cash Flows Over $1 Million and $4.4 Million Respectively**

DENVER, CO – (March 10, 2008) – Global Med Technologies®, Inc. (OTCBB:GLOB) (“Global Med” or the “Company”), an international e-Health, medical information technology company, today reported record revenues and profits for both the fourth quarter* and the year ended December 31, 2007.

Global Med’s record revenues of $4.297 million for the fourth quarter of 2007 represent an increase of $619 thousand, or 16.8%, over the $3.678 million recorded for the comparable 2006 period. In the fourth quarter of 2007, operating income improved to $698 thousand from $513 thousand during the comparable 2006 period. The Company’s record net income for the fourth quarter* of 2007 was $680,000, or $0.03 per basic common share outstanding, versus $364,000, or $0.02 per basic common share outstanding, in the comparable 2006 period.

The fourth quarter’s results marked the 14th consecutive quarter of comparable quarter-to-quarter revenue growth for the Company.

Global Med’s cash flows from operations for the fourth quarter of 2007 were $1.05 million, up from $215,000 recorded in the comparable 2006 period.

Recurring annual maintenance revenues for the quarter were running at a record annualized rate of over $7.5 million. Based on the backlog as of December 31, 2007, the Company’s annual recurring revenues, when all contracted customer sites are implemented, will be approximately $8.7 million. The Company’s backlog of unrecognized software license fees and implementation fees was $5.3 million.

As of December 31, 2007, the cash balance was $6.748 million, up from $2.554 million as of December 31, 2006.

For 2007, Global Med’s record revenues reached $16.079 million, up $3.717 million or 30.1% from $12.362 million for 2006. Operating income in 2007 increased to a record $1.887 million from $808,000 in 2006. The Company’s net income for this period was a record $1.978 million, or $0.08 per basic common share outstanding, versus $1.381 million, or $0.06 per basic common share outstanding, for 2006. However, during 2006, the Company recognized approximately $724,000 in non-cash gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed. Without these non-cash gains, net income in 2006 would have been $657,000, or $0.03 per basic common share outstanding. The Company believes it is important to deduct these non-cash gains in order to provide better comparability for the reader.

The Company’s cash flows from operations were a record $4.421 million for 2007, up from $1.224 million in the prior year’s comparable period. Cash flows for 2007 included the $1.004 million deposit in escrow that was returned to the Company in May 2007 as a result of an Appellate Court’s reversal of a summary judgment. The Company also received an additional $80,000 in accrued interest as a result of the return of the deposit in escrow.

2007 Business Developments and Announcements:

  Customer site base reached 686: 488 live sites and 198 backlog sites.
  Global Med presented at 4 investor conferences.
  Global Med’s proprietary transfusion software, SafeTrace Tx®, received patent approval by the United States Patent and Trademark Office. Its Remote Crossmatch capability facilitates Just-In-Time Inventory Management for hospitals.
  Florida’s Blood Centers, the fourth largest blood bank in the U.S., signed a multi-million dollar contract with Global Med.
  The Company submitted the first two modules of its ElDorado product, ElDorado Donor Doc™ and ElDorado Donor™, to the U.S. Food and Drug Administration for 510(k) clearance. The Company has received clearance for both of these products.
  Global Med’s ElDorado products are being well received by the market and the Company has received several orders for ElDorado Donor Doc and has shipped ElDorado Donor to Children’s Cancer Hospital in Egypt through its relationship withCerner.
  Recurring maintenance revenue increased approximately $1.4 million to approximately $6.9 million.
  Owner’s equity increased over $2.5 million to $2.9 million.
  Global Med’s PeopleMed, Inc. subsidiary began offering complete validation and consulting services, primarily in the donor center and hospital laboratory markets, to assist facilities with the transition during software system implementation.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarterly results, stated, “The Company had record revenues, operating income, profits, and cash flows for both this quarter* and the year ended December 31, 2007. Our revenues, recurring revenues from maintenance, and cash all continue to grow. Our goal is to have continued double-digit revenue growth for 2008 and annually thereafter. We continue to strive to become the global leader in medical blood bank information management. We are actively exploring complementary business acquisitions in the international arena that will help to further our mission.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med had its eighth consecutive quarter of profitability. Our revenues are at record levels and have grown rapidly. During February, we received 510(k) clearance from the FDA on our ElDorado Donor™ software product. This represents the second ElDorado product that has received 510(k) clearance from the FDA and complements our ElDorado Donor Doc™ product which received 510(k) clearance in May 2007. Both products are available for sale in the United States and internationally. The Company plans to submit additional products that would be 510(k) medical device pre-market submissions to the FDA for market clearance during 2008. We believe the introduction of these new products will fuel continued revenue growth and is a key element to achieve our business goal to become the world leader in our market segment.”

The following tables provide information related to the Company's operations for the three months and year ended December 31, 2007 and 2006:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Three Months Ended December 31,
In (000s) Except Per Share Information
(Unaudited)

	2007	2006
Revenues****	$4,297	$3,678
Cost of revenues	1,338	1,033
Operating expenses	2,261	2,132
Income from operations	698	513
Other income, (expenses)
and (taxes)	(18)	(149)
Net income	$680	$364
Income per share
Basic	$0.03	$0.02
Diluted	$0.01	$0.01

Weighted average shares
outstanding
Basic	26,453	23,212
Diluted	45,860	37,869
Cash flows provided by
Operations	$1,050	$215

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Year Ended December 31,
In (000s) Except Per Share Information
(Unaudited)

	2007	2006
Revenues*****	$16,079	$12,362
Cost of revenues	4,904	4,042
Operating expenses	9,288	7,512
Income from operations	1,887	808
Other income, (expenses)	91	573
and (taxes)**
Net income	$1,978	$1,381
Income per share
Basic	$0.08	$0.06
Diluted	$0.05	$0.04

Weighted average shares
outstanding
Basic	24,640	23,167
Diluted	42,209	39,128

Cash flows provided by
Operations**	$4,421	$1,224

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are also being used in Canada, Africa, and the Caribbean. Wyndgate’s software provides Vein-to-Vein® tracking from donor collection to patient transfusion through its Donor Doc™ interactive donor health history questionnaire, ElDorado Donor™ and SafeTrace® donor management systems, to its SafeTraceTx® advanced transfusion management system. Global Med's PeopleMed®, Inc. subsidiary provides custom software validation, consulting and compliance solutions to hospitals and blood centers. PeopleMed's in-depth knowledge of Wyndgate's products and the blood banking industry results in cost-effective validation services, which leads to more efficient software implementations and upgrades for our customers.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com .

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon fourth-party suppliers, and other risks detailed from time to time in the Company's Form 10-KSB and other regularly filed reports. The results of operations for the three months and year ended December 31, 2007 are not necessarily indicative of the results that may be expected for any other future period.

*Record profits for the quarter are based upon backing out a one-time non-cash gain recognized during the first quarter of 2006. See Comment *** for further discussion. We believe it is useful to the readers of this press release to back out this one-time gain because it represented a non-cash, non-recurring item.

**Cash flows from operations for the year ended December 31, 2007 were $4.421 million, and included the $1.004 million deposit in escrow that was returned to the Company in May as a result of an Appellate Court’s reversal of a summary judgment. The Company also received an additional $80 thousand in accrued interest as a result of the return of the deposit in escrow.

***During 2006, the Company recognized approximately $724,000 in non-cash gains associated with certain features of the Series A Convertible Preferred Stock until March 29, 2006, the date that such features were removed.

****The Company recognized $232 thousand in implementation and consulting services revenues during the three months ended December 31, 2007 from services that were performed prior to September 30, 2007. These amounts were not recognized into revenue because collection of these amounts was not deemed probable prior to the fourth quarter, the quarter in which they were collected.

*****The Company recognized $123 thousand in implementation and consulting services revenues during the year ended December 31, 2007 from services that were performed prior to January 1, 2007. These amounts were not recognized into revenues because collection of these amounts was not deemed probable prior to January 1, 2007. Collection of the amounts underlying these revenues occurred during 2007.

Company Contact: Global Med Technologies, Inc. Michael I. Ruxin, M.D. (303) 238-2000 mick@globalmedtech.com	Investor Contact: Paul Holm, President portfoliopr.inc (212) 999-5585 paulmholm@gmail.com